Exhibit (21)

POTLATCH CORPORATION

Subsidiaries

The following subsidiaries are included in the company’s consolidated financial statements.

Name	State in Which Voting Organized	Percentage of Securities Owned

Duluth & Northeastern Railroad Co. Cloquet, Minn.	Minnesota	100

Prescott & Northwestern Railroad Co. Prescott, Ark.	Arkansas	100

St. Maries River Railroad Co. Lewiston, Idaho	Idaho	100

Warren & Saline River Railroad Co. Warren, Ark.	Arkansas	100

All unnamed subsidiaries, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary. No separate financial statements are filed for any subsidiary.